Exhibit 23.2

Consent of Independent Registered Public Accounting Firm	Raymond Chabot
Grant Thornton LLP
Suite 2000
600 De La Gauchetière Street West
Montréal, Quebec H3B 4L8

T 514-878-2691

We have issued our report dated February 28, 2025, with respect to the consolidated financial statements of Hut 8 Corp. for the year ended December 31, 2024, included in the Annual Report on Form 10-K for the year ended December 31, 2025, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement of Hut 8 Corp. on Form S-8.

/s/ Raymond Chabot Grant Thornton LLP

Montreal, Québec, Canada
June 11, 2026

Member of Grant Thornton International Ltd	rcgt.com